Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Share Repurchases in the Third Quarter of 2008

ATLANTA, October 7, 2008 -- RPC, Inc. (NYSE: RES) announced today that during the third quarter of 2008 it purchased 524,100 shares under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
VP Corporate Finance
404.321.2162
jlanders@rpc.net